Free Writing Prospectus
Filed on February 15, 2006 Pursuant to Rule 433
Registration Statement No. 333-131003
Ford Credit Auto Owner Trust 2006-A (the “Issuer”)
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.
From: ** BEAR MTGE SYND, BEAR, STEARNS & CO.
At: 2/14 13:15
FORD AUTO OT 2006-A $2.955+bln *FULL PXNG DETAILS* BEAR(S&S)/JPM/RBSGC JT LEADS. CALYON CO-MGR ON A2 — A4. **********BEAR WILL BILL & DELIVER ALL BONDS*************

	Size(mm)	A/L	MDY/S&P/FTCH	Bench/Sprd	Cpn	Price	Yield
A1	$540.000	.22	P-1/A-1+/F1+	IntLib Flat	4.7248	$100	4.7248
A2A	$500.000	.90	Aaa/AAA/AAA	EDSF + 1	5.04	99.99176	5.103
A2B	$549.951	.90	Aaa/AAA/AAA	1ML + 1	L+1	100	L+1
A3	$901.239	2.00	Aaa/AAA/AAA	SWPS + 3	5.05	99.98425	5.112
A4	$316.809	3.06	Aaa/AAA/AAA	ISWPS + 6	5.07	99.97211	5.134
B	$88.674	3.67	A2/ A / A	ISWPS +28	5.29	99.97296	5.357
C	$59.116	3.73	Baa2/BBB/BBB	ISWPS +47	5.48	99.98355	5.548
D	$59.116		--NOT OFFERED--

*SETTLEMENT: 2/22/06 FLAT **ALL POT DEAL**